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                          SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                     FORM 12b-25

                             Notification of Late Filing

                                                 Commission File Number  0-10815
                                                                        --------

(CHECK ONE):
[ ] Form 10-K and Form 10-KSB   [ ] FORM 11-K  [ ] FORM 20-F  [X] FORM 10-Q and
Form 10-QSB  [ ] Form N-SAR

    For Period Ended:  May 31, 1997
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[ ] Transition Report on Form 10-K and Form 10-KSB
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q and Form 10-QSB
[ ] Transition Report on Form N-SAR

    For the transition period ended
                                   --------------------

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                       -------------------


                                        PART I
                                REGISTRANT INFORMATION

    Full name of registrant         CERTIFIED GROCERS OF CALIFORNIA, LTD.
                           -----------------------------------------------

    Former name if applicable

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    Address of principal executive office

    2601 S. EASTERN AVENUE
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    City, State and Zip Code
    LOS ANGELES, CALIFORNIA, 90040
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                                       PART II
                               RULES 12b-25 (b) and (c)

    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

    [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    [X] (b) The subject annual report, semi-annual report, transition report on forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
                                       PART III
                                      NARRATIVE

    State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report thereof could not be filed within the prescribed time period.

1. The Company has converted to a new accounting general ledger system for the parent and all of the subsidiaries. Due to this system conversion, additional time is required in order to complete the financial information for the filing of the 10-Q.

                                       PART IV
                                  OTHER INFORMATION
          (1)Name and telephone number of person to contact in regard to this notification.

       DANIEL T. BANE                  213                726-2601
       ---------------------------------------------------------------
       (NAME)                   (AREA CODE)         (TELEPHONE NUMBER)

    (2) Have all other periodic reports required (under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).                                               [X] YES [ ] NO

    (3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] YES [X] NO

    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                        CERTIFIED GROCERS OF CALIFORNIA, LTD.

    Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    July 15, 1997     By              DANIEL T. BANE
    --------------------    -------------------------------------------------
                                         Daniel T. Bane
                            Senior Vice President - Finance & Administration
                                   and Chief Financial Officer


                                   ATTENTION

    Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).